UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Palatin Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

date	Thursday, June 20, 2019
time	9:00 a.m., Eastern Time
place	Palatin’s offices, 4B Cedar Brook Drive, Cedar Brook Corporate Center, Cranbury, New Jersey 08512
record date	April 22, 2019
items of business
(1) election of eight directors nominated by our board of directors;
(2) ratification of appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2019;
(3) to approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers (every year, every two years or every three years) (“say-on-frequency”);
(4) to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“say-on-pay”); and
(5) any other matters properly brought before the meeting or any adjournment or postponement thereof.

stockholder list
A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our offices, Cedar Brook Corporate Center, 4B Cedar Brook Drive, Cranbury, New Jersey 08512.

By order of the board of directors,

Stephen T. Wills, Secretary
May 6, 2019

The approximate date of mailing of the Notice Regarding the Availability of Proxy Materials to our stockholders is May 10, 2019, and this proxy statement, proxy card and annual report, including our annual report on Form 10-K for the fiscal year ended June 30, 2018, will be available to our stockholders on www.proxyvote.com on that same date. On or about that date, we will also begin mailing paper copies of our proxy materials to our registered holders and to our beneficial holders who request paper copies.

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Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 20, 2019:

The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for the fiscal year ended June 30, 2018, are available at www.proxyvote.com.

PALATIN TECHNOLOGIES, INC.

2019 ANNUAL MEETING

Table of Contents

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	ii
VOTING PROCEDURES AND SOLICITATION	1
ITEM ONE: ELECTION OF DIRECTORS	6
THE NOMINEES	6
ITEM TWO: RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
REPORT OF THE AUDIT COMMITTEE	16
ITEM THREE: ADVISORY APPROVAL ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY”)	18
ITEM FOUR: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	19
EXECUTIVE COMPENSATION	21
EXECUTIVE OFFICERS	26
STOCK OWNERSHIP INFORMATION	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
OTHER ITEMS OF BUSINESS	37
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	38

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4B Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2019

VOTING PROCEDURES AND SOLICITATION

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on June 20, 2019:

The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for the fiscal year ended June 30, 2018, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please act as soon as possible to vote your shares. Your prompt voting may save us the expense of following up with a second mailing. Beginning on or about May 10, 2019, we are sending proxy materials to stockholders of record at the close of business on April 22, 2019. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” We are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to beneficial owners of our stock beginning on or about May 10, 2019. If your shares are held in a stock brokerage account or by a bank or other holder of record (a “brokerage firm”), you are considered the “beneficial owner” of the shares held in street name. Beneficial owners may view proxy materials online and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice.

METHODS OF VOTING

If you are a beneficial owner, you may be eligible to vote your shares electronically over the Internet or by telephone. Many brokerage firms participate in the Broadridge Investor Communications Services online program. This program provides eligible stockholders that hold shares in street name the opportunity to vote via the Internet or by telephone. Whether or not your brokerage firm is participating in Broadridge’s program, your proxy materials will contain voting instructions. If you are a stockholder of record or if you are a beneficial owner whose brokerage firm participates in Broadridge’s program, there are three ways to vote before the meeting:

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By Internet – www.proxyvote.com. If you have Internet access, you may transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the meeting date, that is, June 19, 2019. Go to www.proxyvote.com. You must have your proxy card or Notice in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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By telephone – 1-800-690-6903. You may vote using any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the meeting date, that is, June 19, 2019. Call 1-800-690-6903 toll free. You must have your proxy card or Notice in hand when you call this number and then follow the instructions.

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By mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If you did not receive a proxy copy, you may request proxy materials, including a proxy card, by following the instructions in the Notice.

If you voted by Internet or telephone or sent in a proxy card and also attend the meeting in person, the proxy holders will vote your shares as you previously instructed unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING OR CHANGING A PROXY

You may revoke your proxy or change your vote by

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voting again by proxy over the Internet or by telephone until 11:59 p.m. on June 19, 2019 (only your last Internet or telephone vote will be counted);

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signing and returning another proxy card on a later date;

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sending written notice of revocation or change to the Secretary at our offices, 4B Cedar Brook Drive, Cranbury, New Jersey 08512; or

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informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation or change must arrive at our corporate offices before the start of the meeting.

If you are a beneficial owner, you may submit new voting instructions by following the instructions from the brokerage firm that holds your shares, or by obtaining a legal proxy from the brokerage firm that holds your shares giving you the right to vote the shares. You may vote in person at the meeting only if you are the stockholder of record or if you are a beneficial owner and have obtained a legal proxy from the brokerage firm that holds your shares.

PROXY SOLICITATION

We are soliciting proxies on behalf of the board of directors, and we will pay all costs of preparing, printing and mailing the proxy materials. In addition to mailing proxy materials, our officers and employees may solicit proxies by telephone, fax, e-mail or Internet, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock and will pay for their reasonable expenses in forwarding proxy materials to such beneficial owners. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements that are not expected to exceed $18,500 in the aggregate.

Proxies and ballots will be received and tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), and Broadridge or its designee will serve as our Inspector of Election.

HOW PROXIES ARE VOTED

The proxy holders are Carl Spana, Ph.D., our chief executive officer, president and a director, and Stephen T. Wills, our chief financial officer, chief operating officer, executive vice president, secretary and treasurer. The proxy holders will vote your shares according to your instructions on the proxy card or your Internet or telephone instructions. If a signed proxy card does not contain instructions, the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; FOR approval of an annual frequency of holding future advisory votes on the compensation of our named executive officers; FOR approval of the compensation of our named executive officers; and in their discretion, on any other business which may properly come before the meeting.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the record date of April 22, 2019 are entitled to vote at the meeting:

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Common stock: 203,062,848 shares outstanding, one vote per share; and

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Series A preferred stock: 4,030 shares outstanding with approximately 15 votes per share, a total of 61,335 votes.

There are no rights of appraisal or similar rights of dissenters with respect to the items of business at this meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of shares of common stock and Series A preferred stock, in each case outstanding on April 22, 2019, the record date, with the Series A preferred stock counted on an as if converted to common stock basis, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. If your shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your unvoted shares on matters on which it is permitted to exercise authority (“routine” matters). A broker non-vote occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the items of business listed on the proxy card. The votes required are as follows:

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Item One: Directors are elected by a plurality of votes cast, so the eight nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold their authority to vote in the manner provided on the proxy card or Internet or telephone voting systems. Brokerage firms do not have authority to vote customers’ unvoted shares held by firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes or abstentions will have no effect on the results of this vote.

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Item Two: Ratifying the appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2019 requires a majority of the votes cast on that item. Brokerage firms have authority to discretionarily vote customers’ unvoted shares held in street name on this proposal. Abstentions and broker non-votes will count neither for nor against the proposal.

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Item Three: Advisory approval on the frequency of holding future advisory votes on the compensation of our named executive officers (one year, two years or three years) will be determined based on which of the three choices receives the most votes. Abstentions and broker non-votes will count neither for nor against the proposal.

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Item Four: Advisory approval of say-on-pay for named executive officers (yes or no) will be determined based on which of the two choices receives the most votes. Abstentions and broker non-votes will count neither for nor against the proposal.

WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?

If you hold your shares in street name, it is critical that you cast your vote if you want to be counted for the election of directors in Item One. Your brokerage firm will not have discretionary authority to vote for election of directors in Item One. If you hold your shares in street name and you do not provide instructions on how to vote for election of directors, no votes may be cast for election of directors on your behalf.

Your brokerage firm cannot vote your uninstructed shares in their discretion on any other matter unless it is considered “routine.” Item Two, ratifying the appointment of our independent registered public accounting firm, is a routine proposal, and your brokerage firm will have discretionary authority to vote on Item Two. If you hold your shares in street name and you do not instruct your brokerage firm how to vote, your brokerage firm may vote for Item Two.

Item Three, an advisory approval on the frequency of holding future advisory votes on the compensation of our named executive officers, and Item Four, advisory approval on say-on-pay for our named executive officers, are not considered routine. Your brokerage firm will not have discretionary authority to vote on Items Three or Four. If you hold your shares in street name and you do not provide instructions on how to vote, then no vote will be cast on these items on your behalf.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

IS VOTING CONFIDENTIAL?

We will keep all the proxies, ballots and voting tabulations private. We only let Broadridge examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. Broadridge will, however, forward to management any written comments you make on the proxy card.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock who share the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, one Notice or a single set of our annual report and proxy statement will be sent to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The procedure applies to our annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive your own set of any or all of our annual disclosure documents, or if you share an address with another Palatin stockholder and together both of you would like to receive only a single set of our annual disclosure documents, please contact Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if your brokerage firm or other nominee holds your Palatin shares, you may contact your broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM ONE: ELECTION OF DIRECTORS

The board has nominated the following eight persons as directors to serve until the next annual meeting and until their successors have been duly elected. Each of the nominees is currently a director of Palatin. The eight nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by our present board to fill the vacancy, or the board may reduce the number of directors.

Nominees for Election as Directors. The board unanimously adopted a resolution proposing the nominees set forth below for election as directors of Palatin for the next year.

THE NOMINEES

Name	Age	Position with Palatin
Carl Spana, Ph.D.	56	Chief Executive Officer, President and a Director
John K.A. Prendergast, Ph.D. (3)	65	Director, Chairman of the Board of Directors
Robert K. deVeer, Jr. (1) (2)	73	Director
J. Stanley Hull (1) (2)	66	Director
Alan W. Dunton, M.D. (1) (2)	64	Director
Angela Rossetti (1) (3)	66	Director
Arlene M. Morris (2) (3)	67	Director
Anthony M. Manning, Ph.D. (3)	57	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating and corporate governance committee.

 CARL SPANA, Ph.D., co-founder of Palatin, has been our Chief Executive Officer and President since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and The Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly-held pharmaceutical company, where he was involved in scientific research in the field of immunology. He was previously a member of the board of the life science company AVAX Technologies, Inc. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

Dr. Spana’s qualifications for our board include his scientific expertise, leadership experience, business judgment and industry knowledge. As a senior executive of Palatin for over twenty years, he provides in-depth knowledge of our company, our drug products under development and the competitive and corporate partnering landscape.

JOHN K.A. PRENDERGAST, Ph.D., co-founder of Palatin, has served as the non-executive Chairman of the board since June 14, 2000, and as a director since August 1996. While Mr. Prendergast has served as a member of the board, he does not, and has not, served in a management or operational role with the company. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., an independent consulting firm providing services to the biotechnology industry, since 1993. Dr. Prendergast is lead director of Heat Biologics, Inc., a publicly traded clinical stage immunotherapy company, and a director of Recce Pharmaceuticals Ltd., a publicly traded Australian pharmaceutical company developing antibiotic drugs. He was previously a member of the board of the life science companies AVAX Technologies, Inc., Avigen, Inc. and MediciNova, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd., a medical venture capital firm. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

Dr. Prendergast brings a historical perspective to our board coupled with extensive industry experience in corporate development and finance in the life sciences field. His prior service on other publicly traded company boards provides experience relevant to good corporate governance practices.

ROBERT K. deVEER, Jr. has been a director of Palatin since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. He was a director of Solutia Inc., a publicly-held chemical-based materials company, until its merger with Eastman Chemical Company in July 2012. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group, at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

Mr. deVeer has extensive experience in investment banking and corporate finance, including the financing of life sciences companies, and serves as the audit committee’s financial expert.

J. STANLEY HULL has been a director of Palatin since September 2005. Mr. Hull has over three decades of experience in the field of sales, marketing and drug development. Mr. Hull joined GlaxoSmithKline, a research-based pharmaceutical company, in October 1987 and retired as Senior Vice President, Pharmaceuticals – North America in May 2010. Mr. Hull was responsible for all commercial activities including sales, marketing, sales training and office operations. Previously Mr. Hull served in the R&D organization of Glaxo Wellcome as Vice President and Worldwide Director of Therapeutic Development and Product Strategy – Neurology and Psychiatry. Prior to his service in the R&D organization he was Vice President of Marketing – Infectious Diseases and Gastroenterology for Glaxo Wellcome-U.S. Mr. Hull started his career in the pharmaceutical industry with SmithKline and French Laboratories in 1978. Mr. Hull received his B.S. in business administration from the University of North Carolina at Greensboro.

Mr. Hull has extensive experience in commercial operations, development and marketing of pharmaceutical drugs and corporate alliances between pharmaceutical companies and biotechnology companies.

ALAN W. DUNTON, M.D., has been a director of Palatin since June 2011. He founded Danerius, LLC, a biotechnology consulting company, in 2006. From November 2015 through March 2018 he was senior vice president of research, development and regulatory affairs for Purdue Pharma L.P., with responsibilities for overall research strategy and development programs. From January 2007 to March 2009, Dr. Dunton served as president and chief executive officer of Panacos Pharmaceuticals Inc. and he served as a managing director of Panacos from March 2009 to January 2011. Dr. Dunton is currently a member of the board of directors of the publicly traded companies Regeneus Ltd, an Australian company traded on the Australian Securities Exchange, Oragenics, Inc. and CorMedix Inc. He previously served on the board of directors of the publicly traded companies Targacept, Inc., EpiCept Corporation (as Non-Executive Chairman), Adams Respiratory Therapeutics, Inc. (acquired by Reckitt Benckiser Group plc), MediciNova, Inc. and Panacos Pharmaceuticals, Inc. Dr. Dunton has served as a director or executive officer of various pharmaceutical companies, and from 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson, including president and managing director of the Janssen Research Foundation, the primary global R&D organization for Johnson & Johnson. Dr. Dunton received his M.D. degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton has extensive drug development, regulatory and clinical research experience, having played a key role in the development of more than 20 products to regulatory approval, and also has extensive experience as an executive and officer for both large pharmaceutical companies and smaller biotechnology and biopharmaceutical companies.

ANGELA ROSSETTI has been a director of Palatin since June 2013. Ms. Rossetti consults with pharmaceutical companies, including consultation on rare disease indications and utilization in low- and middle-income markets. From June 2015 through July 2017, she served as Executive Vice President of Cell Machines, Inc., an early stage biopharmaceutical company developing novel protein therapies. Previously, Ms. Rossetti served in pharmaceutical marketing, communications and financial roles, including as Vice President at Pfizer Inc., where she led a global commercial medicine team for smoking cessation, and as an Assistant Vice President at Wyeth, managing a global hemophilia business. Previously, she was President of Ogilvy Healthworld, an advertising business in the pharmaceutical and biotechnology sectors, and served on the Biotech and Pharmaceutical Advisory Board of Danske Capital for six years. Ms. Rossetti graduated from a joint program of the Albert Einstein College of Medicine and Benjamin N. Cardozo School of Law with an M.S.in Bioethics in 2014, has an M.B.A. in Finance from Columbia University Graduate School of Business and a B.A. in Biology from the University of Pennsylvania, and is an adjunct Assistant Professor at New York Medical College.

Ms. Rossetti has extensive experience in worldwide development and marketing of specialty pharmaceuticals, including prefilled syringe products, in communications and development of commercialization plans and in pharmaceutical and biotechnology finance.

ARLENE M. MORRIS has been a director of Palatin since June 2015. Since May 2015 she has served as the chief executive officer of Willow Advisors, LLC. From April 2012 until May 2015 she was President and Chief Executive Officer of Syndax Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers, and was a member of the board of directors from May 2011 until May 2015. From 2003 to January 2011, Ms. Morris served as the President, Chief Executive Officer and a member of the board of directors of Affymax, Inc., a publicly traded biotechnology company. Ms. Morris has also held various management and executive positions at Clearview Projects, Inc., a corporate advisory firm, Coulter Pharmaceutical, Inc., a publicly traded pharmaceutical company, Scios Inc., a publicly traded biopharmaceutical company, and Johnson & Johnson, a publicly traded healthcare company. She is currently a member of the board of directors of Viveve Medical, Inc., a publicly traded female healthcare medical device company, miRagen Therapeutics, Inc., a publicly traded microRNA therapeutics company, and Neovacs, SA, a French publicly traded biotechnology company, and was a director of Biodel Inc., a publicly traded specialty pharmaceutical company, from 2015 until its merger with Albireo Limited in 2016, and Dimension Therapeutics, Inc., a publicly traded gene therapy company, until its acquisition by Ultragenyx Pharmaceutical Inc. in 2017. Ms. Morris received a B.A. in Biology and Chemistry from Carlow College.

Ms. Morris has extensive experience in the biotechnology industry, including prior leadership positions, senior management and board service, and experience as chief executive officer of companies with product candidates in phase 3 clinical trials.

ANTHONY M. MANNING, Ph.D., has been a director of Palatin since September 2017. Since 2013, Dr. Manning has been senior vice president of research, and since 2018 chief scientific officer, at Momenta Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing innovative therapeutics for rare immune-related diseases. From 2011 to 2013, he was senior vice president of research and development at Aileron Therapeutics, Inc., a publicly traded biopharmaceutical company developing stapled peptide therapeutics for cancers and other diseases. From 2007 to 2011, he was vice president and head of inflammation and autoimmune diseases research at Biogen, Inc., a publicly traded biopharmaceutical company developing medicines for neurological and neurodegenerative conditions. From 2002 to 2007, he was vice president and global therapy area head for Inflammation, Autoimmunity and Transplantation Research at Roche Pharmaceuticals, the pharmaceutical division of Roche Holding AG, and from 2000 to 2002 he was vice president of Pharmacia, a global pharmaceutical company acquired by Pfizer in 2002. Dr. Manning received his Ph.D., M.Sc. and B.Sc. from the University of Otago, Dunedin, New Zealand.

Dr. Manning has extensive experience in translational research and development of new pharmaceutical products, and in pharmaceutical and biotechnology research, development and business strategy.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the election of the eight nominees listed above.

Board Composition and Nominating Process

The nominating and corporate governance committee conducts an annual director performance evaluation process and proposes nominees for election as directors. Nominees must be well-regarded and experienced participants in their field(s) of specialty, familiar with our business, willing to devote the time and attention necessary to deepen and refine their understanding of Palatin and the issues we face, and must have an understanding of the demands and responsibilities of service on a public company board of directors. The committee considers individual merits, such as personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board and concern for the long-term interests of the stockholders. While we do not have a formal diversity policy, to ensure that the board of directors benefits from diverse perspectives, the committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Twenty-five percent of the nominees to the board of directors are female. The committee also considers each candidate in relation to existing or other potential members of the board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced board.

The board amended its written charter for the nominating and corporate governance committee effective October 1, 2013 to provide that directors will not be nominated for election to the board after their 75th birthday, although the full board, upon the recommendation of the committee, may nominate candidates over 75 years of age in special circumstances. There are no nominees for director who are over 75 years of age.

The committee will consider stockholder recommendations of nominees if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background, and a signed consent from the recommended nominee stating that he or she is willing to be considered as a nominee and, if nominated and elected, will serve as a director. The committee will consider candidates recommended by stockholders on the same basis as candidates from other sources. The committee may retain outside consultants to assist in identifying suitable director candidates. Stockholders may send their written recommendations with the required documentation to our executive offices at 4B Cedar Brook Drive, Cranbury, NJ 08512, Attention: Secretary.

Director Independence

The board of directors has determined that all the directors and nominees except for Dr. Spana (our Chief Executive Officer and President) are independent directors, as defined in the listing standards of the NYSE American, on which our common stock is listed.

The Board and Its Committees

Committees and meetings. The board has an audit committee, a compensation committee and a nominating and corporate governance committee. During the fiscal year ended June 30, 2018, or fiscal 2018, the board met five times, the audit committee met four times, the compensation committee met three times and the nominating and corporate governance committee met two times. Each director attended at least 75% of the total number of meetings of the board and committees of the board on which he served. The independent directors meet in executive sessions at least annually, following the annual board meeting, and typically meet in executive session at each board meeting. We do not have a policy requiring our directors to attend stockholder meetings. Except for Drs. Prendergast and Spana, the directors did not attend the annual meeting of stockholders held on June 26, 2018.

Audit committee. The audit committee reviews the engagement of the independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent registered public accounting firm and the adequacy of our internal control procedures. The audit committee is currently composed of four independent directors, Mr. deVeer (chair), Dr. Dunton, Ms. Rossetti and Mr. Hull. The board has determined that the members of the audit committee are independent, as defined in the listing standards of the NYSE American, and satisfy the requirements of the NYSE American as to financial literacy and expertise. The board has determined that at least one member of the committee, Mr. deVeer, is the audit committee financial expert as defined by Item 407 of Regulation S-K. The responsibilities of the audit committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com.

Compensation committee. The compensation committee reviews and recommends to the board on an annual basis employment agreements and compensation for our officers, directors and some employees, and administers our 2011 Plan and the options still outstanding which were granted under previous stock option plans. The compensation committee is composed of Dr. Dunton (chair), Ms. Morris and Messrs. deVeer and Hull. The board has determined that the members of the compensation committee are independent, as defined in the listing standards of the NYSE American. Our Chief Executive Officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Our Chief Financial Officer supports the committee in its work by gathering, analyzing and presenting data on our compensation arrangements, and providing such data to our independent compensation advisor.

The responsibilities of the compensation committee are set forth in a written charter adopted by the board effective October 1, 2013, a copy of which is available on our web site at www.palatin.com. The committee administers our 2011 Plan, under which it has delegated to an officer its authority to grant stock options to employees and to a single-member committee of the board its authority to grant restricted stock units to officers and to grant options and restricted stock units to our consultants, but in either instance not to grant options or restricted stock units to themselves, any member of the board or officer, or any person subject to Section 16 of the Exchange Act.

Nominating and corporate governance committee. The nominating and corporate governance committee assists the board in recommending nominees for directors, and in determining the composition of committees. It also reviews, assesses and makes recommendations to the board concerning policies and guidelines for corporate governance, including relationships of the board, the stockholders and management in determining our direction and performance. The responsibilities of the nominating and corporate governance committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com. The nominating and corporate governance committee is composed of Dr. Prendergast (chair), Mss. Rossetti and Morris and Dr. Manning, each of whom meets the independence requirements established by the NYSE American.

Duration of Office. Unless a director resigns, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Directors serve as members of committees as the board determines from time to time.

Communicating with Directors

Generally, stockholders or other interested parties who have questions or concerns should contact Stephen T. Wills, Secretary, Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. However, any stockholder or other interested party who wishes to address questions regarding our business directly to the board of directors, or any individual director, including the Chairman or non-management directors as a group, can direct questions to the board members or a director by regular mail to the Secretary at the address above or by e-mail at boardofdirectors@palatin.com. Stockholders or other interested parties may also submit their concerns anonymously or confidentially by postal mail.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication, unless the Secretary determines that the communication is unrelated to the duties and responsibilities of the board, such as product inquiries, resumes, advertisements or other promotional material. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will also not be distributed to the board or any director. All communications excluded from distribution will be retained and made available to any non-management director upon request.

Board Role in Risk Oversight

Our board, as part of its overall responsibility to oversee the management of our business, considers risks generally when reviewing our strategic plan, financial results, business development activities, legal and regulatory matters. The board satisfies this responsibility through regular reports directly from our officers responsible for oversight of particular risks. The board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. The board’s role in risk oversight has no effect on the board’s leadership structure. In addition, committees of the board assist in its risk oversight responsibility, including:

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The audit committee assists the board in its oversight of the integrity of the financial reporting and our compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities, and meets privately with representatives from our independent registered public accounting firm.

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The compensation committee assists the board in its oversight of risk relating to compensation policies and practices. The compensation committee annually reviews our compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company.

Board Leadership Structure

Since 2000, the roles of chairman of the board and chief executive officer have been held by separate persons. John K.A. Prendergast, Ph.D., a non-employee director, has served as Chairman of the board since June 2000. Carl Spana, Ph.D., has been our Chief Executive Officer and President since June 2000. Generally, the Chairman is responsible for advising the Chief Executive Officer, assisting in long-term strategic planning, and presiding over meetings of the board, and the Chief Executive Officer, together with our Chief Financial Officer and Chief Operating Officer, is responsible for leading our day-to-day performance and operations. While we do not have a written policy with respect to separation of the roles of chairman of the board and chief executive officer, the board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the chief executive officer to the board; strengthening the board’s independence from management; assisting the board in reaching consensus on particular strategies and policies; and facilitating robust director, board, and executive officer evaluation processes.

Code of Corporate Conduct and Ethics

We have adopted a code of corporate conduct and ethics, updated as of March 11, 2016, that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. You can view the code of corporate conduct and ethics at our website, www.palatin.com. We will disclose any amendments to, or waivers from, provisions of the code of corporate conduct and ethics that apply to our directors, principal executive and financial officers in a current report on Form 8-K, unless the rules of the NYSE American permit website posting of any such amendments or waivers.

DIRECTOR COMPENSATION

The following table sets forth the compensation we paid to all directors during fiscal 2018, except for Dr. Spana, whose compensation is set forth below in the Fiscal 2018 Summary Compensation Table and related disclosure. Dr. Spana did not receive any separate compensation for his services as a director.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1) (2)	Option awards ($) (1) (2)	Total ($)
John K.A. Prendergast, Ph.D.	97,500	107,000	68,552	273,052
Robert K. deVeer, Jr.	62,500	53,500	34,275	150,275
J. Stanley Hull	55,000	53,500	34,275	142,775
Alan W. Dunton, M.D.	62,500	53,500	34,275	150,275
Angela Rossetti	52,500	53,500	34,275	140,275
Arlene Morris	52,500	53,500	34,275	140,275
Anthony Manning, Ph.D.	30,885	67,750	44,043	142,678

(1)
The aggregate number of shares underlying option awards and stock awards outstanding at June 30, 2018 for each director was:

	Option awards	Stock awards
Dr. Prendergast	604,750	226,000
Mr. deVeer	332,500	108,000
Mr. Hull	329,000	108,000
Dr. Dunton	262,000	98,000
Ms. Rossetti	214,500	88,000
Ms. Morris	169,500	78,000
Dr. Manning	97,000	97,000

(2)
Amounts in these columns represent the aggregate grant date fair value for stock awards and option awards. For a description of the assumptions we used to calculate these amounts, see Note 14 to the consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2018 (our “Annual Report”). Amounts in this column include options granted on June 26, 2018 for our current fiscal year ending June 30, 2019.

Non-Employee Directors’ Equity Grants. Our non-employee directors receive an annual equity grant at the board meeting closest to the beginning of each fiscal year, or such other date as may be determined by the board.

On June 20, 2017, the Chairman of the board received 108,000 restricted stock units, which vested on June 20, 2018, and an option to purchase 108,000 shares of common stock, and each other serving non-employee director received 54,000 restricted stock units, which vested on June 20, 2018, and an option to purchase 54,000 shares of common stock. All of the options have an exercise price of $0.37 per share, the closing price of our common stock on the date of grant, vest in twelve monthly installments beginning on July 31, 2017, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntary termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

On December 12, 2017, the board ratified the compensation committee determination that additional equity grants were necessary in order to reward, motivate and retain the non-employee directors, based in part on the report of Hay Group (defined below), which is discussed under Executive Compensation, which reviewed non-employee director compensation in peer companies. Based on a review of this report, the board determined that equity compensation for non-employee directors was below median for the peer group. As a result, the board granted the Chairman of the board 60,000 restricted stock units and an option to purchase 60,000 shares of common stock, and the other serving non-employee directors, other than Dr. Manning, received 30,000 restricted stock units and an option to purchase 30,000 shares of common stock, with Dr. Manning receiving 15,000 restricted stock units and an option to purchase 15,000 shares of common stock. These grants were intended to bring the equity component of our non-employee director compensation program closer to the market median level of our peers.

The restricted stock units vest as to one-third of the total award on each of the first, second and third anniversary of the grant date, conditioned on continued service as a director through the applicable vesting dates. All of the options have an exercise price of $0.85 per share, the closing price of our common stock on the date of grant, vest as to one-third of the total award on each of the first, second and third anniversary of the grant date, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntary termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

On June 26, 2018, the Chairman of the board received 56,000 restricted stock units which vest on June 26, 2019, and an option to purchase 56,000 shares of common stock, and each other serving non-employee director received 28,000 restricted stock units which vest on June 26, 2019, and an option to purchase 28,000 shares of common stock. All of the options have an exercise price of $1.00 per share, the closing price of our common stock on the date of grant, vest in twelve monthly installments beginning on July 31, 2018, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

Non-Employee Directors’ Cash Compensation. Dr. Prendergast serves as Chairman of the board and for fiscal 2018 received an annual retainer of $87,500, payable quarterly. Other non-employee directors received an annual base retainer of $40,000, payable on a quarterly basis. The chair of the audit committee received an additional annual retainer of $12,500, the chair of the compensation committee received an additional annual retainer of $12,500 and the chair of the corporate governance committee received an additional annual retainer of $7,500. Members of the foregoing committees, other than the non-employee Chairman, received an additional retainer of one-half the retainer payable to the committee chair. For the fiscal year ending June 30, 2019, Dr. Prendergast serves as Chairman of the board and will receive an annual retainer of $87,500, payable quarterly. Other non-employee directors will receive an annual base retainer of $40,000, payable on a quarterly basis. The chair of the audit committee will receive an additional annual retainer of $15,000, the chair of the compensation committee will receive an additional annual retainer of $15,000 and the chair of the corporate governance committee will receive an additional annual retainer of $10,000. Members of the foregoing committees, other than the non-employee Chairman, receive an additional retainer of one-half the retainer payable to the applicable committee chair.

Non-Employee Directors’ Expenses. Non-employee directors are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

Employee Directors. Employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

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ITEM TWO: RATIFICATION OF APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We recommend voting FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2019. KPMG served as our independent registered public accounting firm for the fiscal year ended June 30, 2018. We expect that a representative of KPMG will attend the annual meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees. For the fiscal year ended June 30, 2018, fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting as of June 30, 2018, review of our consolidated financial statements in our Forms 10-Q, services provided in connection with regulatory filings and comfort letters were $526,000. For the fiscal year ended June 30, 2017, fees for professional services rendered for the audit of our annual consolidated financial statements, review of our consolidated financial statements in our Forms 10-Q and services provided in connection with regulatory filings were $382,600.

Audit-Related Fees. For the fiscal years ended June 30, 2018 and 2017, KPMG did not perform or bill us for any audit-related services.

Tax Fees. For the fiscal year ended June 30, 2018, KPMG billed us a total of $380,354 for professional services rendered for tax compliance and consulting services. For the fiscal year ended June 30, 2017, KPMG billed us a total of $208,651 for professional services rendered for tax compliance and IRC Section 382 services.

All Other Fees. KPMG did not perform or bill us for any services other than those described above for the fiscal years ended June 30, 2018 and 2017.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engaging the independent registered public accounting firm for the next year’s audit, management will submit to the audit committee for approval an estimate of fees for services expected to be rendered during that year in each of four categories:

1. Audit services, including work that generally only our independent registered public accounting firm can reasonably be expected to provide, such as services provided in connection with regulatory filings, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards;

2. Audit-related services, including assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements;

3. Tax services, including services performed by our independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the consolidated financial statements, including fees in the areas of tax compliance, tax planning and tax advice; and

4. All other services not described in the preceding categories. We generally do not request other services from our independent registered public accounting firm.

The audit committee pre-approves fees for each category of service. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Although stockholder approval of KPMG LLP’s appointment as our independent registered public accounting firm is not required by law or binding on the board or the audit committee, the board and the audit committee believe that stockholders should have an opportunity to express their views. In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the NYSE American, has furnished the following report:

The audit committee assists the board in overseeing and monitoring the integrity of its financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee reviews and reassesses our charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP.

The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2018 with Palatin’s management and has discussed with KPMG LLP the matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the audit committee has received from KPMG LLP the written disclosures and a letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the audit committee, and the audit committee further discussed with KPMG LLP its independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process, among other factors, that the committee determined appropriate.

Based on these reviews and discussions, we recommended to the board of directors that the audited consolidated financial statements be included in Palatin’s annual report on Form 10-K for the fiscal year ended June 30, 2018.

The Audit Committee

Robert K. deVeer, Jr., Chairman

Alan W. Dunton, M.D.

J. Stanley Hull

Angela Rossetti

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

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ITEM THREE: ADVISORY APPROVAL ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY”)

In addition to holding a say-on-pay advisory vote on executive compensation (see Item Four below), we are seeking an advisory, non-binding vote regarding the frequency of future advisory say-on-pay votes as required by Section 14A of the Securities Exchange Act of 1934, as amended, known as a “say-on-frequency” advisory vote. Stockholders will be able to vote that we hold the say-on-pay advisory vote at a frequency of every year, every two years, or every three years.

The board recommends that the say-on-pay advisory vote should occur annually. Although the effects of any changes in compensation policies or amounts may not be entirely apparent within the space of one year, we undergo the process of evaluating our policies and setting actual compensation every year, and we value the input of stockholders into that process. We can always ask the stockholders to change the frequency in the future if it becomes apparent that an annual vote is unduly burdensome or not meaningful, or for reasons that have yet to become evident, is not in accordance with best corporate governance practices.

The frequency (one year, two years or three years) that receives the highest number of votes cast by the stockholders will be deemed the frequency for the advisory say-on-pay vote preferred by the stockholders. Because your vote is advisory, the results will not be binding upon the board. Although not binding, the board values the opinions of our stockholders and will review and consider the outcome of the vote, along with other relevant factors, in evaluating the frequency of future advisory votes on executive compensation.

RECOMMENDATION OF THE BOARD

The board recommends that stockholders vote for the option of ONE YEAR as your preference for the frequency of holding future advisory votes on the compensation of our named executive officers.

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ITEM FOUR: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers listed in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement (sometimes referred to as the “NEOs”) for the fiscal year ended June 30, 2018 (“fiscal 2018”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is commonly known as a “say-on-pay” advisory vote.

The board of directors, consistent with the advisory vote of the stockholders at the 2013 annual meeting, has adopted an annual frequency for a say-on-pay advisory vote. A proposal on the frequency of the say-on-pay advisory vote is described in Item Three above.

Our executive compensation program is based on pay for performance. Our NEOs are compensated based on advancing our product candidates, developing partnerships with pharmaceutical companies that add value to our product candidates, and seeking financing to support our development programs. We believe that our NEO compensation program aligns incentive compensation with the long-term interests of our stockholders. The board encourages you to review the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, beginning on page 24 of this proxy statement, for additional details of our executive compensation program.

This past year we sought feedback from our largest 25 institutional investors. Discussions with investors who responded to our outreach efforts (and others with whom we had discussions) touched on several themes, including stockholders’ desires that a meaningful portion of long-term incentives be allocated to performance-based equity based on achieving longer-term performance goals closely linked to our business strategy. The changes to our executive compensation that were implemented in fiscal 2018 included a performance-based component.

We believe that NEO compensation for the fiscal year ended June 30, 2018 was effective in retaining and motivating our NEOs to work toward our annual and long-term goals, and well within the range of normal practices for companies of our size and in our industry. See “Compensation Discussion and Analysis” under the Executive Compensation section below. Our NEOs are compensated in accordance with three-year employment agreements that are designed to motivate our NEOs to achieve both annual and long-term financial, operational and strategic objectives. See “Employment Agreements” under the Executive Compensation section below Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs by voting FOR the following non-binding resolution at the meeting:

RESOLVED, that the stockholders approve the compensation of the named executive officers for the fiscal year ended June 30, 2018 listed in the Summary Compensation Table in the Executive Compensation section of the proxy statement, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.

Approval of this proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Because your vote is advisory, the result will not be binding on the board or the compensation committee. Nonetheless, the board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, when making future compensation decisions for NEOs.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the approval of the compensation of the NEOs, as stated in the above non-binding resolution.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis contains statements regarding future individual and corporate performance targets and goals. These targets and goals are disclosed and discussed in the context of Palatin’s compensation programs and should not be understood to be statements of management’s expectations or guidance.

This Compensation Discussion and Analysis describes the compensation program for our NEOs. During fiscal 2018 our NEOs were:

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Carl Spana, Ph.D., our President and Chief Executive Officer (our “CEO”); and
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Stephen T. Wills, our Chief Financial Officer and Chief Operating Officer (our “CFO/COO”).

The material elements of our executive compensation program during fiscal 2018 are also described in this Compensation Discussion and Analysis, as well as an overview of our executive compensation philosophy and our related policies and practices.

Our Company

We are a specialized biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Our product candidates are targeted, receptor-specific therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Our most advanced product candidate is Vyleesi™, the trade name for bremelanotide, a peptide melanocortin receptor 4 (MC4r) agonist, for the treatment of premenopausal women with acquired, generalized hypoactive sexual desire disorder (“HSDD”), which is a type of female sexual disorder (“FSD”), defined as low desire with associated distress or interpersonal difficulty.

Vyleesi. Vyleesi is a subcutaneous injectable product for the treatment of HSDD in premenopausal women. Vyleesi is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone). In March 2018, our exclusive North American licensee for Vyleesi, AMAG Pharmaceuticals, Inc. (“AMAG”), submitted a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for Vyleesi for the treatment of HSDD in premenopausal women, which was accepted for filing and review by the FDA. In November 2018, AMAG announced that the FDA requested additional data assessing 24-hour ambulatory blood pressure with short term daily use of Vyleesi, which study has been completed. The Prescription Drug User Fee Act (“PDUFA”) date for completion of FDA review of the Vyleesi NDA was extended by three months to June 23, 2019. We have also licensed rights to Vyleesi for the People’s Republic of China, Taiwan, Hong Kong S.A.R. and Macau S.A.R. (collectively, the “Chinese Territories”) and the Republic of Korea (“Korea”).

Phase 3 studies with Vyleesi for HSDD in premenopausal women met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments. The most frequent adverse events were nausea, flushing, injection site reactions and headache, which were generally mild-to-moderate in intensity and were transient.

We retain worldwide rights for Vyleesi for HSDD and all other indications outside North America, Korea and the Chinese Territories. We are actively seeking potential partners for marketing and commercialization rights for Vyleesi for HSDD outside the licensed territories. However, we may not be able to enter into suitable agreements with potential partners on acceptable terms, if at all.

Melanocortin Receptor Systems. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have significant pharmacological effects. Our new product development activities primarily focus on MC1r agonists, with potential to treat inflammatory and autoimmune diseases such as dry eye disease, also known as keratoconjunctivitis sicca, uveitis, diabetic retinopathy and inflammatory bowel disease. We believe that MC1r agonists, including the MC1r agonist peptides we are developing, have broad anti-inflammatory effects and appear to utilize mechanisms engaged by the endogenous melanocortin system in regulation of the immune system and resolution of inflammatory responses. We are also developing peptides that are active at more than one melanocortin receptor, and MC4r agonists, with potential utility in certain obesity and metabolic-related disorders, including rare disease and orphan indications.

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PL-8177, a selective MC1r agonist peptide, is our lead clinical development candidate for inflammatory bowel diseases, with potential applicability for a number of other diseases. We filed an Investigational New Drug (“IND”) application on PL-8177 in late 2017 and have completed subcutaneous dosing of human subjects in a Phase 1 single and multiple ascending dose clinical safety study. A microdose study utilizing an oral formulation of PL-8177 in human subjects was completed in the fourth quarter of calendar year 2018.

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PL-9643, a pan-melanocortin receptor peptide agonist, is a preclinical development candidate for treating ocular inflammation. We are conducting IND-enabling preclinical activities with PL-9643, and if results are favorable, anticipate filing an IND and initiating clinical trials for treatment of dry eye disease in the second half of calendar year 2019.

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We have initiated preclinical programs with MC4r peptides and orally-active small molecules for treatment of rare genetic metabolic and obesity disorders, and if results are favorable, anticipate selecting a lead clinical development candidate and completing IND-enabling activities in calendar year 2019.

Natriuretic Peptide Receptor Systems. The natriuretic peptide receptor (“NPR”) system has numerous cardiovascular functions, and therapeutic agents modulating this system may be useful in treatment of cardiovascular diseases, including reducing cardiac hypertrophy and fibrosis, heart failure, acute asthma, other pulmonary diseases and hypertension. While the therapeutic potential of modulating this system is well appreciated, development of therapeutic agents has been difficult due, in part, to the short biological half-life of native peptide agonists. We have designed and are developing potential NPR candidate drugs that are selective for one or more different natriuretic peptide receptors, including natriuretic peptide receptor-A (“NPR-A”), natriuretic peptide receptor B (“NPR-B”), and natriuretic peptide receptor C (“NPR-C”).

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PL-3994 is an NPR-A agonist we developed, which has completed Phase 1 clinical safety studies. It has potential utility in treatment of a number of cardiovascular diseases, including genetic and orphan diseases resulting from a deficiency of endogenous active NPR-A. We have ongoing academic collaborations with several institutions with PL-3994.

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PL-5028, a dual NPR-A and NPR-C agonist we developed, is in preclinical development for cardiovascular diseases, including reducing cardiac hypertrophy and fibrosis. We have ongoing academic collaborations with several institutions related to PL-5028 and seek to enter into a development partnership by the end of calendar year 2019.

The following chart illustrates the status of our drug development programs.

Financial Highlights

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Revenue – Generated revenue of $67.1 million for fiscal 2018, compared to revenue of $44.7 million for fiscal 2017.

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Net Income – Reported net income of $24.7 million for fiscal 2018, compared to a net loss of $(13.3) million for fiscal 2017.

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Net Loss Per Share – Recorded net income per share (basic and diluted) of $0.12 for fiscal 2018, compared to a net loss per share (basic and diluted) of $0.07 in fiscal 2017.

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Cash at end of fiscal 2018 – Cash and cash equivalents were $38.0 million at June 30, 2018, compared to cash and cash equivalents and investments of $40.5 million and accounts receivable of $15.1 million at June 30, 2017.

Executive Compensation Highlights

Advisory Vote to Approve Named Executive Officer Compensation. At our last annual meeting of stockholders in June 2018, we conducted a non-binding stockholder advisory vote to approve the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders did not approve the Say-on-Pay proposal, with only approximately 48% of the votes cast in favor of the proposal. Based on the vote and subsequent feedback from our stockholders, we have substantially expanded our disclosure in this proxy compared to prior years and have adopted significant new policies consistent with good corporate governance.

At our last annual meeting, our say-on-pay proposal was supported by approximately 48% of the votes cast for or against advisory approval. In response, the compensation committee and board have implemented the following policies and practices:

●
Stockholder Engagement. We attend investor conferences in the biotechnology and pharmaceutical industries and meet with our institutional and other investors at those conferences. We also reached out to our top twenty-five largest institutional stockholders (which represented 20% of the outstanding stock of Palatin), and held teleconference meetings, led by our Chief Financial Officer, with stockholders seeking to engage with us. Some stockholders expressed concerns with certain elements of our executive compensation program, which are addressed below. We intend to continue engaging with our stockholders on a regular basis.

What We Heard	Our Response
We would like more disclosure, and more accessible disclosure, on compensation practices.
We have revised our proxy disclosure this year and include more disclosure on what we have done and how our compensation process works. We have expanded disclosure on the work of our independent compensation advisor.

We would like increased disclosure on metrics used for bonuses and incentive compensation.
We have increased our disclosure. Annual bonuses are tied to specific performance metrics for the fiscal year, such as advancing clinical and regulatory of our product candidates, entering into licensing and related agreements, and our financial condition.

We would like at least half of long-term incentives to be performance-based
We incorporated performance-based elements into our long-term incentive program for 2018 and intend to structure the 2020 long-term incentive program so that half of the awards will be subject to the achievement of pre-established performance goals.

A formal policy on stock ownership by NEOs and board members should be adopted.
We have adopted a stock ownership policy that requires our NEOs, as well as our board members, to maintain a minimum ownership level of our common stock. All current NEOs and board members meet the target ownership levels of shares with a value equal to at least five times the annual base salary of NEOs and at least two times the annual retainer for board members. In addition, both time-based and performance-based restricted stock unit awards contain deferred delivery provisions providing for delivery of the common stock after the grantee’s separation from service or a defined changed in control. Our stock ownership policy is on our website at www.palatin.com/about/corporate-governance/.

A formal “clawback” policy should be adopted.
We have adopted a clawback policy allowing Palatin to recover related compensation should the board determine that compensation paid to NEOs resulted from material noncompliance with financial reporting requirements under federal securities law. Our clawback policy is on our website at www.palatin.com/about/corporate-governance/.

●
Retain an Independent Compensation Advisor. The compensation committee engaged Korn Ferry Hay Group (“Hay Group”), a nationally-recognized global human resources consulting firm, as its independent compensation advisor in the fall of 2017. Hay Group principally provided analysis, advice and recommendations on named executive officer and non-employee director compensation. The compensation committee intends to conduct an independent compensation advisor review at least every other fiscal year, with the next review by our independent compensation advisor scheduled for awards to be made in June 2019 for the fiscal year ending June 30, 2020.

●
Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders. Long-term equity incentives will be no less than base salaries, with at least half of long-term equity incentives being performance-based.

●
Use a Pay-for-Performance Philosophy. The compensation committee employs a mixture of compensation elements designed to balance short-term goals with longer-term performance. Our executive compensation program includes these principal elements:

o
Base salary, which targets the comparable position median salary for our peer group;
o
An annual incentive compensation opportunity, with a target bonus payout of 50% of base salary, depending on performance, and a maximum of 100% of base salary; and,
o
A long-term incentive program consisting of stock option and restricted stock unit awards. In fiscal 2018, approximately 35% of all long-term incentive shares were performance-based equity awards. Moving forward, our target is to have at least half of long-term equity incentives be performance-based.

The compensation committee and board also reviewed our existing compensation practices, and intend to continue the following policies and practices:

●
Maintain an Independent Compensation Committee. The compensation committee consists entirely of independent directors.

●
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, utilizing an independent compensation advisor at least every other year. This review, including a peer group review, is intended to ensure that our compensation programs appropriately reward corporate growth without encouraging excessive or inappropriate risk-taking.

●
“Double Trigger” Feature for Acceleration of CE0 and CFO/COO Equity Awards. Under employment agreements with our NEOs, outstanding equity awards granted to our NEOs provide that, upon a change in control of Palatin, the vesting of such awards will accelerate only in the event of a subsequent involuntary termination of employment (a “double-trigger” provision).

●
No Stock Option Re-pricing. Our 2011 Stock Incentive Plan does not permit options to purchase shares of our common stock to be repriced to a lower exercise or strike price without the approval of our stockholders.

●
No Dividends or Dividend Equivalents Payable on Unvested or Undelivered Equity Awards. Under our restricted share unit agreements, we do not pay dividends or dividend equivalents on unvested RSU awards or vested RSU awards subject to delayed delivery.

●
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

●
No Special Welfare or Health Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees.

Independent Compensation Advisor – Competitive Positioning. A competitive assessment of both our NEOs and our non-employee directors was conducted in the fall of 2017, and the next assessment will be completed in June 2019 prior to setting salaries, equity award and bonus targets and objectives for the fiscal year starting July 1, 2019. For the fall 2017 evaluation, the compensation committee engaged Hay Group to assess total compensation and compensation elements for both NEOs and directors, including a comparison against a compensation peer group consisting of the following companies:

AcelRx Pharmaceuticals	Flexion Therapeutics
Achaogen	GTX
Anchillion Pharmaceuticals	Ironwood Pharmaceuticals
Ardelyx	Proteon Therapeutics
Argos Therapeutics	Seres Therapeutics
Assembly biosciences	Soligenix
Athersys	Sucampo Pharmaceuticals
Cempra	Synergy Pharmaceutical
Concert Pharmaceuticals	Tetraphase Pharmaceuticals
CytRx	Vitality BioPharm

The peer group was designed to reflect the industry and sector in which Palatin competes, as well as companies comparable to Palatin in terms of company life cycle, phase of development of potential products, market capitalization and talent market. From a market capitalization perspective, Palatin was aligned with the peer group median of the 20 selected peer companies.

EXECUTIVE OFFICERS

Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. The current executive officers hold office under employment agreements.

Name	Age	Position with Palatin
Carl Spana, Ph.D.	56	Chief Executive Officer, President and Director
Stephen T. Wills, MST, CPA	62	Chief Financial Officer, Chief Operating Officer, Executive Vice President, Secretary and Treasurer

Additional information about Dr. Spana is included above under the heading “Item One: Election of Directors.”

STEPHEN T. WILLS, CPA, MST, currently serves as the Chief Financial Officer (since 1997), Chief Operating Officer (since 2011), Treasurer and Secretary of Palatin. Since March 2017, Mr. Wills has served as a director, and since October 2017 as non-executive chairman, of MediWound Ltd., a publicly-traded biopharmaceutical company providing products for severe burns, chronic and other hard-to-heal wounds. Mr. Wills served as executive chairman and interim principal executive officer of Derma Sciences, Inc. (“Derma”), a publicly-held company providing advanced wound care products, from December 2015 until February 2017 when Derma was acquired by Integra LifeSciences Holding Corporation. Mr. Wills also served as the lead director of Derma until December 2015 and as Derma’s chief financial officer from 1997 to 2000. Mr. Wills is chairman of the board of trustees of The Hun School of Princeton, New Jersey, a college preparatory day and boarding school. From 1991 to 2000 he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

Fiscal 2018 Summary Compensation Table

The following table summarizes the compensation earned by or paid to our principal executive officer and our principal financial officer, who constitute all of our executive officers, for fiscal 2018 and fiscal 2017. We have no defined benefit or actuarial pension plan, and no deferred compensation plan.

Name and Principal Position	Fiscal Year	Salary ($)	Stock awards (1) ($)	Option awards (1) ($)	Nonequity incentive plan compensation (2) ($)	All other compensation (3) ($)	Total ($)
Carl Spana, Ph.D., Chief Executive Officer and President	2018	490,700	1,418,500	1,029,882	263,000	13,857	3,215,939
Carl Spana, Ph.D., Chief Executive Officer and President	2017	476,400	368,050	367,368	458,000	13,250	1,683,068
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2018	448,300	1,189,125	869,371	240,000	13,827	2,760,623
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2017	435,200	338,330	336,570	438,000	13,250	1,561,350

(1)
Amounts in these columns represent the aggregate grant date fair value for stock awards and option awards computed using either the Black-Scholes model or a multifactor Monte Carlo simulation. The aggregate grant date fair value of the performance-based stock options and performance-based restricted stock units granted in fiscal 2018, assuming that the highest level of performance would be achieved, is as follows: for Dr. Spana: $313,938 for performance-based stock options and $531,250 for performance-based restricted stock units; and for Mr. Wills: $234,985 for performance-based stock options and $382,500 for performance-based restricted stock units. For a description of the assumptions we used to calculate these amounts, see Note 14 to the consolidated financial statements included in our Annual Report.

(2)
Annual incentive amounts.

(3)
Consists of matching contributions to 401(k) plan.

Base Salary

The salary for each named executive officer is based, among other factors, upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and internal comparisons. The compensation committee considers changes in the base salaries of our named executive officers annually. In fiscal 2018, the compensation committee approved merit increases of 3.0% for each named executive officer, which was consistent with our overall merit pool for employees.

Annual Incentive Program

We provide annual incentive opportunities to our named executive officers to promote the achievement of annual performance objectives. Each year, the compensation committee establishes the target annual incentive opportunity for each named executive officer, which is based on a percentage of his base salary. For fiscal 2018, the target annual incentive opportunity for each named executive officer equaled 50% of his annual base salary, which remained unchanged from fiscal 2017.

Total payouts under the 2018 annual incentive program were based primarily on our achievement of key management objectives. The performance levels are established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above. The following table briefly describes each category of management objectives, the relative weighting of each objective, and the related achievement level:

Management Objectives Related to:	Weight	Achievement Level	Discretionary Adjustment*	Total Weighted Achievement
FSD (Bremelanotide) Program	70%	100%	15%	85%
Anti-Inflammatory Program	10%	50%	0%	5%
Natriuretic Peptide Program	10%	50%	0%	5%
Corporate	10%	100%	2%	12%
Total Payout				107%

*Discretionary adjustments were primarily related to the successful filing of the bremelanotide NDA and subsequent acceptance by FDA, which resulted in receipt of a $20 million milestone payment, and secondarily for expanded analyst coverage and facilitating investors converting prefunded warrants to common stock.

Based on performance relative to the management objectives, each named executive officer received a payout under the 2018 annual incentive program equal to 107% of his target annual incentive opportunity, or $263,000 for Dr. Spana and $240,000 for Mr. Wills (subject to rounding conventions).

Long-Term Incentive Program

The total direct compensation levels for our named executive officers are heavily weighted to long-term incentive opportunities. This structure is intended to align executives’ interests with those of our stockholders, enhance our retention incentives and focus our executives on delivering sustainable performance over the longer-term.

The design of this program has evolved over the past several years to reflect core performance metrics and an incentive structure the compensation committee believes is necessary to drive our long-term success and that reflects feedback received from investors during our stockholder engagement process.

Each year, the compensation committee establishes the target long-term incentive opportunity for each named executive officer, which is based on a percentage of his base salary. For fiscal 2018, the target long-term incentive opportunity for each named executive officer equaled 145% of base salary for Dr. Spana and 135% of base salary for Mr. Wills.

On June 20, 2017 we granted 595,000 restricted stock units to Dr. Spana and 545,000 restricted stock units to Mr. Wills, which vest as to 50% on each anniversary of the grant date. We also granted 938,000 stock options to Dr. Spana and 859,000 stock options to Mr. Wills, which vest as to 25% on each anniversary of the grant date. These options have an exercise price of $0.37, the fair market value of the common stock on the date of grant, and they expire on June 20, 2027.

In the fall of 2017, the compensation committee retained the Hay Group, a nationally-recognized global human resources consulting firm, as its independent compensation advisor. Hay Group principally provided analysis, advice and recommendations regarding named executive officer and non-employee director compensation. Hay Group developed a peer group of similarly-situated public companies which was used as the basis for competitive market analysis both for beneficial ownership and target total cash compensation. It was determined that beneficial ownership levels, on a fully diluted basis, for the named executive officers was below the peer group twenty-fifth percentile, and significantly below the peer group median. It was determined by the compensation committee to make a special grant to the named executive officers to position each executive around peer group median levels, and to promote performance and retention.

As a result, on December 12, 2017, we granted 625,000 time-based restricted stock units to Dr. Spana and 575,000 time-based restricted stock units to Mr. Wills, each of which vest as to 25% of the number of shares granted on each anniversary of the grant date. We also granted 625,000 performance-based stock units to Dr. Spana and 467,500 performance-based stock units to Mr. Wills. The performance-based stock units vest, if at all, during a performance period ending December 31, 2020, as follows:

●
100% of the granted stock units upon achievement of a closing price for Palatin common stock equal to or greater than $1.50 per share for 20 consecutive trading days,

●
30% of the granted stock units if the FDA accepts for filing an NDA for Vyleesi for HSDD,

●
50% of the granted stock units upon approval by the FDA of an NDA for Vyleesi for HSDD, or

●
20% of the granted stock units upon entry into one or more licensing agreements for the commercialization of Vyleesi in selected countries.

We also granted 625,000 performance-based stock options to Dr. Spana and 467,500 performance-based stock options to Mr. Wills, each having an exercise price of $0.85, the fair market value of the common stock on the date of grant. The performance-based stock options vest, if at all, during a performance period ending December 31, 2020, upon the same performance criteria as for the performance-based stock units.

Thirty percent of the performance-based stock units and the performance-based stock options vested on June 26, 2018, upon ratification by the Board of the compensation committee’s determination that the FDA had accepted for filing an NDA for Vyleesi for HSDD.

The following table shows the allocation of performance and time-based awards on a share basis for fiscal 2018 and fiscal 2017. Awards included restricted stock unit awards and stock option awards.

Name and Principal Position	Fiscal Year	Time-based stock awards (RSUs) (1)	Performance-based stock awards (RSUs) (1)	Time-based option awards (1)	Performance-based option awards (1)
Carl Spana, Ph.D., Chief Executive Officer and President	2018	981,000	625,000	1,158,000	625,000
Carl Spana, Ph.D., Chief Executive Officer and President	2017	885,000	-	1,370,000	-
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2018	878,000	467,500	1,029,000	467,500
Stephen T. Wills, MST, CPA, Chief Financial Officer, Chief Operating Officer and Executive Vice President	2017	813,000	-	1,255,000	-

(1)
Amounts in these columns represent the aggregate maximum number of shares obtainable based on awards in the relevant fiscal year, and assuming all awards ultimately vest.

On June 26, 2018, as part of our 2019 long-term incentive program, we granted 356,000 restricted stock units to Dr. Spana and 303,000 restricted stock units to Mr. Wills, which vest as to 50% of the number of shares granted on each anniversary of the grant date. We also granted 533,000 stock options to Dr. Spana and 454,000 stock options to Mr. Wills, which vest as to 25% of the number of shares granted on each anniversary of the grant date. These options have an exercise price of $1.00, the fair market value of the common stock on the date of grant, and they expire on June 26, 2028.

Employment Agreements

Effective July 1, 2016, we entered into employment agreements with Dr. Spana and Mr. Wills, which continue through June 30, 2019 unless terminated earlier. Under these agreements, which replaced substantially similar agreements that expired on June 30, 2016, Dr. Spana is serving as Chief Executive Officer and President at a base salary of $476,400 per year and Mr. Wills is serving as Chief Financial Officer and Chief Operating Officer at a base salary of $435,200 per year. Each agreement also provides for:

●
annual discretionary bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly performance objectives; and

●
participation in all benefit programs that we establish, to the extent the executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

Each agreement allows us or the executive to terminate the agreement upon written notice, and contains other provisions for termination by us for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements and set forth below). Early termination may, in some circumstances, result in severance pay at the salary then in effect, plus continuation of medical and dental benefits then in effect for a period of two years (Dr. Spana) or 18 months (Mr. Wills). In addition, the agreements provide that options and restricted stock units granted to these officers accelerate upon termination of employment except for voluntary resignation by the officer or termination for cause. In the event of retirement, termination by the officer for good reason, or termination by us other than for “cause”, options may be exercised until the earlier of twenty-four months following termination or expiration of the option term. Arrangements with our named executive officers in connection with a termination following a change in control are described below. Each agreement includes non-competition, non-solicitation and confidentiality covenants.

The annual incentive bonus for the named executive officers is determined based on corporate performance and individual achievements and performance, as warranted. The target bonus payout for both fiscal 2018 and fiscal 2017 was 50% of base salary. In determining the annual incentive bonus opportunity for executives, the executive’s annual base salary is multiplied by the target bonus percentage. The resulting amount is then multiplied by the corporate performance percentage approved by the compensation committee, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the relevant year. For fiscal 2018, the compensation committee determined that our named executive officers achieved 107% of their target objectives, consisting primarily of progress relating to the Vyleesi program, including filing an NDA and acceptance of the NDA by FDA, and entering into license agreements for Vyleesi for China and Korea and secondarily to advances in MC1r anti-inflammatory programs and other corporate items, and our financial condition. In February 2017 the compensation committee awarded a special, one-time cash bonus of $220,000 to each of the named executive officers based on positive data for Vyleesi in the Phase 3 clinical trials and entering into a North American licensing agreement with AMAG. In June 2017, the compensation committee determined that our named executive officers achieved 100% of their target objectives, after giving consideration to the February 2017 award, based on results of the Vyleesi program, and secondarily to advances in melanocortin receptor programs, including anti-inflammatory programs, and NPR programs.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table summarizes all of the outstanding equity-based awards granted to our named executive officers as of June 30, 2018, the end of our fiscal year.

		Option awards (1)					Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan award: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Carl Spana	07/01/08	25,000	-		1.80	07/01/18
	07/01/09	25,000	-		2.80	07/01/19
	06/22/11	300,000	-		1.00	06/22/21
	07/17/12	150,000	-		0.72	07/17/22
	06/27/13	275,000	-		0.62	06/27/23
	06/25/14	175,000	-		1.02	06/25/24
	06/11/15	225,000	75,000		1.08	06/11/25
	09/07/16	199,500	232,500		0.68	09/07/26
	06/20/17	234,500	703,500		0.37	06/20/27
	12/12/17	-	625,000		0.85	12/12/27
	12/12/17	187,500		437,500	0.85	12/12/27
	6/26/18	-	533,000		1.00	6/26/28
	12/08/15						81,250	78,813
	09/07/16						107,500	104,275
	06/20/17						297,500	288,575
	12/12/17						625,000	606,250	437,500	424,375
	6/26/18						356,000	345,320
	Total Stock Awards						1,467,250	$1,423,233	437,500	$424,375

StephenT. Wills	07/01/08	20,000	-		1.80	07/01/18
	07/01/09	20,000	-		2.80	07/01/19
	06/22/11	250,000	-		1.00	06/22/21
	07/17/12	135,000	-		0.72	07/17/22
	06/27/13	250,000	-		0.62	06/27/23
	06/25/14	150,000	-		1.02	06/25/24
	06/11/15	202,500	67,500		1.08	06/11/25
	09/07/16	182,250	213,750		0.68	09/07/26
	06/20/17	214,750	644,250		0.37	06/20/27
	12/12/17	-	575,000		0.85	12/12/27
	12/12/17	135,000		332,500	0.85	12/12/27
	6/26/18	-	454,000		1.00	6/26/28
	12/08/15						75,000	72,750
	09/07/16						100,000	97,000
	06/20/17						272,500	264,325
	12/12/17						575,000	557,750	332,500	322,525
	6/26/18						303,000	293,910
	Total Stock Awards						1,325,500	$1,285,735	332,500	$322,525

(1)
Stock option vesting schedules: all options granted on or before June 10, 2015 have fully vested. Options granted after June 10, 2015 vest over four years with 1/4 of the shares vesting per year starting on the first anniversary of the grant date, provided that the named executive officer remains an employee. See “Termination and Change-In-Control Arrangements” below, except for performance-based options granted on December 12, 2017, which vest according to the terms of the grant described above.

(2)
Time-based stock award vesting schedule: stock awards consist of restricted stock units granted December 8, 2015, as to 325,000 shares for Dr. Spana and 300,000 shares for Mr. Wills, which vest in equal amounts over a four year period, provided that the named executive officer remains an employee; restricted stock units granted on September 7, 2016, as to 290,000 shares for Dr. Spana and 268,000 shares for Mr. Wills, which have fully vested as of September 7, 2018; restricted stock units granted on June 20, 2017, as to 595,000 shares for Dr. Spana and 545,000 shares for Mr. Wills, which vest in equal amounts over a two year period, provided that the named executive officer remains an employee; restricted stock units granted on December 12, 2017, as to 625,000 shares for Dr. Spana and 575,000 shares for Mr. Wills, which vest in equal amounts over a four year period, provided that the named executive officer remains an employee; and restricted stock units granted on June 26, 2018, as to 356,000 shares for Dr. Spana and 303,000 shares for Mr. Wills, which vest in equal amounts over a two year period, provided that the named executive officer remains an employee. Both time-based and performance-based restricted stock unit awards contain deferred delivery provisions providing for delivery of the common stock after the grantee’s separation from service or a defined change in control. See “Stock Options and Restricted Stock Unit Awards” above and “Termination and Change-In-Control Arrangements” below.

 (3)
Calculated by multiplying the number of restricted stock units by $0.97, the closing market price of our common stock on June 29, 2018, the last trading day of our most recently completed fiscal year.

Termination and Change-In-Control Arrangements

The employment agreements, stock option agreements and restricted stock unit agreements with Dr. Spana and Mr. Wills contain the following provisions concerning severance compensation and the vesting of stock options and restricted stock units upon termination of employment or upon a change in control. The executive’s entitlement to severance, payment of health benefits and accelerated vesting of options is contingent on the executive executing a general release of claims against us.

Termination Without Severance Compensation. Regardless of whether there has been a change in control, if we terminate employment for cause or the executive terminates employment without good reason (as those terms are defined in the employment agreement and set forth below), then the executive will receive only his accrued salary and vacation benefits through the date of termination. He may also elect to receive medical and dental benefits pursuant to COBRA for up to two years (Dr. Spana) or 18 months (Mr. Wills), but must remit the cost of coverage to us. Under the terms of our outstanding options and restricted stock units, all unvested options and restricted stock units would terminate immediately, and vested options would be exercisable for three months after termination.

Severance Compensation After Death or Disability. In the event of the executive’s death or disability, we will provide lump sum severance pay equal to 24 months (for Dr. Spana) or 18 months (for Mr. Wills) of base pay, as well as the opportunity for COBRA benefits as described above under “Termination Without Severance Compensation.”

Severance Compensation Without a Change in Control. If we terminate or fail to extend the employment agreement without cause, or the executive terminates employment with good reason, then the executive will receive as severance pay his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills) after the termination date. In addition, upon such event all unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term, and all unvested restricted stock units would accelerate and become fully vested.

Severance Compensation After a Change in Control. If, within one year after a change in control, we terminate employment or the executive terminates employment with good reason, then the executive will receive as severance pay 200% (Dr. Spana) or 150% (Mr. Wills) of his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills) after the termination date. We would also reimburse the executive for up to $25,000 in fees and expenses during the six months following termination, for locating employment. We would also reimburse the executive for any excise tax he might incur on “excess parachute payments” (as defined in Section 280G(b) of the Internal Revenue Code). All unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term. All unvested restricted stock units would vest upon a change in control, without regard to whether the executive’s employment is terminated.

Option and Restricted Stock Unit Vesting Upon a Change in Control. Options and restricted stock units granted under the 2011 Stock Incentive Plan vest upon a change in control. If any options granted under the 2005 Stock Plan are to be terminated in connection with a change in control, those options will vest in full immediately before the change in control.

Definitions. Under the employment agreements, a “change in control,” “cause” and “good reason” are defined as follows:

A “change in control” occurs when:

(a)
any person or entity acquires more than 50% of the voting power of our outstanding securities;

(b)
the individuals who, during any twelve-month period, constitute our board of directors cease to constitute at least a majority of the board of directors;

(c)
the consummation of a merger or consolidation; or

(d)
we sell substantially all our assets.

The term “cause” means:

(a)
the occurrence of (i) the executive’s material breach of, or habitual neglect or failure to perform the material duties which he is required to perform under, the terms of his employment agreement; (ii) the executive’s material failure to follow the reasonable directives or policies established by or at the direction of our board of directors; or (iii) the executive’s engaging in conduct that is materially detrimental to our interests such that we sustain a material loss or injury as a result thereof, provided that the breach or failure of performance is not cured, to the extent cure is possible, within ten days of the delivery to the executive of written notice thereof;

(b)
the willful breach by the executive of his obligations to us with respect to confidentiality, invention and non-disclosure, non-competition or non-solicitation; or

(c)
the conviction of the executive of, or the entry of a pleading of guilty or nolo contendere by the executive to, any crime involving moral turpitude or any felony.

The term “good reason” means the occurrence of any of the following, with our failure to cure such circumstances within 30 days of the delivery to us of written notice by the executive of such circumstances:

(a)
any material adverse change in the executive’s duties, authority or responsibilities, which causes the executive’s position with us to become of significantly less responsibility, or assignment of duties and responsibilities inconsistent with the executive’s position;

(b)
a material reduction in the executive’s salary;

(c)
our failure to continue in effect any material compensation or benefit plan in which the executive participates, unless an equitable arrangement has been made with respect to such plan, or our failure to continue the executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants;

(d)
our failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of our health and welfare insurance, retirement and other fringe-benefit plans, the taking of any action by us which would directly or indirectly materially reduce any of such benefits, or our failure to provide the executive with the number of paid vacation days to which he is entitled; or

(e)
the relocation of the executive to a location which is a material distance from Cranbury, New Jersey.

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose failures to file or late filings of reports of stock ownership and changes in stock ownership required to be filed by our directors, officers and holders of more than 10% of our common stock. To the best of our knowledge, all of the filings for our directors, officers and holders of more than 10% of our common stock were made on a timely basis in fiscal 2018.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

The tables below show the beneficial stock ownership and voting power, as of May 3, 2019, of:

●
each director, each nominee for director, each of the named executive officers, and all current directors and officers as a group; and

●
all persons who, to our knowledge, beneficially own more than five percent of our common stock or Series A preferred stock.

“Beneficial ownership” here means direct or indirect voting or dispositive power over outstanding stock and stock that a person has the right to acquire now or within 60 days after May 3, 2019. See the footnotes for more detailed explanations of the holdings. Except as noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and dispositive power over all shares listed.

The common stock has one vote per share and the Series A preferred stock has approximately 15 votes per share of Series A preferred stock. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of May 3, 2019, on which date 203,062,848 shares of common stock and 4,030 shares of Series A preferred stock, convertible into 61,335 shares of common stock, were outstanding.

Under our Insider Trading and Securities Law Compliance Policy directors and officers may not engage in hedging, monetization or pledging transactions of our securities. None of the shares of our management and directors shown on the table below are pledged.

The address for all members of our management and directors is c/o Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are in the applicable table.

MANAGEMENT:

Class	Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class	Percent of total voting power
Common	Carl Spana, Ph.D.	5,266,352(1)	2.5%	*
Common	Stephen T. Wills	4,737,989(2)	2.3%	*
Common	John K.A. Prendergast, Ph.D.	963,017(3)	*	*
Common	Robert K. deVeer, Jr.	540,060(4)	*	*
Common	J. Stanley Hull	511,000(5)	*	*
Common	Alan W. Dunton, M.D.	464,352(6)	*	*
Common	Angela Rossetti	389,000(7)	*	*
Common	Arlene M. Morris	331,000(8)	*	*
Common	Anthony M. Manning, Ph.D.	93,000(9)	*	*

	All current directors and executive officers as a group (nine persons)	13,295,770(10)	6.2%	1.2%
*Less than one percent.

(1)
Includes 2,448,000 shares of common stock underlying outstanding options and 2,056,750 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(2)
Includes 2,150,250 shares of common stock underlying outstanding options and 1,843,250 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(3)
Includes 532,250 shares of common stock underlying outstanding options and 176,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(4)
Includes 293,500 shares of common stock underlying outstanding options and 88,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(5)
Includes 290,000 shares of common stock underlying outstanding options and 88,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(6)
Includes 242,000 shares of common stock underlying outstanding options and 78,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(7)
Includes 194,500 shares of common stock underlying outstanding options and 68,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(8)
Consists of 149,500 shares of common stock underlying outstanding options and 58,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(9)
Consists of 46,500 shares of common stock underlying outstanding options and 33,000 shares of common stock underlying restricted stock units, all of which shares of common stock underlying restricted stock units have vested but not been delivered under deferred delivery provisions providing for delivery after the grantee’s separation from service or a defined change in control, but does not include shares of common stock underlying outstanding options or restricted stock unit awards that have not vested and will not vest within 60 days.

(10)
Includes 10,835,500 shares of common stock underlying outstanding options and restricted stock units.

MORE THAN 5% BENEFICIAL OWNERS:

Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class	Percent of total voting power
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,428,014(2)	6.1%	5.9%
Series A Preferred	Steven N. Ostrovsky 43 Nikki Ct. Morganville, NJ 07751	500	12.4%	*
Series A Preferred	Thomas L. Cassidy IRA Rollover 38 Canaan Close New Canaan, CT 06840	500	12.4%	*
Series A Preferred	Jonathan E. Rothschild 300 Mercer St., #28F New York, NY 10003	500	12.4%	*
Series A Preferred	Arthur J. Nagle 19 Garden Avenue Bronxville, NY 10708	250	6.2%	*
Series A Preferred	Thomas P. and Mary E. Heiser, JTWROS 10 Ridge Road Hopkinton, MA 01748	250	6.2%	*
Series A Preferred	Carl F. Schwartz 31 West 87th St. New York, NY 10016	250	6.2%	*
Series A Preferred	Michael J. Wrubel 3650 N. 36 Avenue, #39 Hollywood, FL 33021	250	6.2%	*
Series A Preferred	Myron M. Teitelbaum, M.D. 175 Burton Lane Lawrence, NY 11559	250	6.2%	*
Series A Preferred	Laura Gold Galleries Ltd. Profit Sharing Trust Park South Gallery at Carnegie Hall 154 West 57th Street, Suite 114 New York, NY 10019	250	6.2%	*
Series A Preferred	Laura Gold 180 W. 58th Street New York, NY 10019	250	6.2%	*
Series A Preferred	Nadji T. Richmond 20 E. Wedgewood Glen The Woodlands, TX 77381	230	5.7%	*

*Less than one percent.

(1) Unless otherwise indicated by footnote, all share amounts represent outstanding shares of the class indicated, and all beneficial owners listed have, to our knowledge, sole voting and dispositive power over the shares listed.

(2) Based on a report filed on Schedule 13G (the “BlackRock 13G”) on February 8, 2019 by BlackRock, Inc. According to the BlackRock 13G, BlackRock, Inc. has sole voting power with respect to 12,044,305 of the Palatin common shares it beneficially owns and has sole dispositive power with respect to all the Palatin common shares it beneficially owns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a condition of employment, we require all employees to disclose in writing actual or potential conflicts of interest, including related party transactions. Our code of corporate conduct and ethics, which applies to employees, officers and directors, requires that the audit committee review and approve related party transactions. Our code of corporate conduct and ethics is available at our website, www.palatin.com. Since July 1, 2012, there have been no transactions or proposed transactions in which we were or are to be a participant, in which any related person had or will have a direct or indirect material interest.

OTHER ITEMS OF BUSINESS

We are not aware of any matters, other than the items of business discussed in this proxy statement, which may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received no later than January 10, 2020. To be considered for presentation at the 2019 annual meeting, although not included in the proxy statement, proposals must be received no later than March 25, 2020. Proposals that are not received in a timely manner will not be voted on at the 2019 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Secretary at our executive offices, 4B Cedar Brook Drive, Cranbury, NJ 08512.

Your cooperation in giving these matters your immediate attention and voting by Internet or telephone or by returning your proxy card is greatly appreciated.

By order of the board of directors,

Stephen T. Wills, Secretary
May 6, 2019

PALATIN TECHNOLOGIES, INC.
ATTN: STEPHEN WILLS, EVP, CFO & COO
4B CEDAR BROOK DRIVE
CRANBURY, NJ 08512

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Carl Spana, PhD 02 John K.A. Prendergast 03 Robert K. deVeer, Jr. 04 J. Stanley Hull 05 Alan W. Dunton, MD
06 Angela Rossetti 07 Arlene M. Morris 08 Anthony M. Manning, PhD

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Palatin's independent registered public accounting firm for the fiscal year ending June 30, 2019.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the proposal 4 and 5.

	For	Against	Abstain
4. To approve, on an advisory, non-binding basis, the compensation of our named executive officers.	☐	☐	☐
5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000423722_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

PALATIN TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 20, 2019 9:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of April 22, 2019, at Palatin's annual meeting of stockholders to be held Thursday, June 20, 2019, and at any postponement or adjournment of the meeting.

The proxy holders will vote the shares of the undersigned stockholder as instructed on the reverse side. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR the election of the listed nominees, FOR proposals no. 2, 4 and 5, FOR one year on proposal no. 3, and on any other matter coming before the meeting in the discretion of the proxy holders. The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000423722_2 R1.0.1.18